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Water Pik Technologies, Inc.
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For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES ESTIMATES BETTER THAN EXPECTED SALES AND
EPS IN MARCH 2004 QUARTER

Updates Outlook for Twelve Months Ending September 2004

(Newport Beach, California, April 6, 2004) – Water Pik Technologies, Inc. (NYSE: PIK) announced today that it expects to report sales growth of approximately 22 percent and an $0.08 per share profit improvement for the seasonal low quarter ended March 31, 2004.  The organic sales growth, excluding two recent acquisitions, for the quarter was approximately 14 percent.  The preliminary net loss is estimated to be $0.07 per share for the quarter compared to a loss from continuing operations of $0.15 per share for the same period last year.  The Company will announce its operating results for the quarter on Thursday, April 15, 2004, after the close of the New York Stock Exchange.

“Both business segments exceeded our expectations for the quarter,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “The strong performance that we experienced in the December 2003 quarter has continued into 2004 and indicates that our growth strategies are gaining momentum in the marketplace.”

Outlook

The outlook for sales growth for the twelve-months ending September 2004 is now in the range of 12 to 14 percent.   Earnings per share growth, for the twelve-months ending September 2004, is now targeted in the range of $1.00 to $1.05 per diluted share compared to earnings of $0.73 per diluted share from continuing operations for the comparable period last year.

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Investor Conference Call and Web Cast

A conference call to discuss operating results for the three-months ended March 31, 2004 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO and Vic Streufert, the Company’s Vice President, Finance and CFO at 11:00 am Pacific Daylight Time (2:00 pm EDT), Friday, April 16, 2004.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-323-5253 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 800-627-7471.  The replay will be available through 8:00 pm Pacific Daylight Time on April 21st.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

The Company previously announced effective in 2004, the fiscal year will be the 52- or 53-week period ending on the Sunday nearest September 30, 2004.  In May 2004 a Form 10-Q reporting financial results for the three-months ended March 2004 will be filed with the U.S. Securities and Exchange Commission (SEC).  In November 2004 a Form 10-K reporting financial results for the 9-month transition period ending in September 2004 will be filed with the SEC.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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